Exhibit 2.2

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made as of this 13th day of January 2005, by and among Gregg Investment Corporation, LLC, a Delaware limited liability company (“Investor”), GIC Corporation, an Indiana corporation (the “Merger Sub”), Gregg Appliances, Inc., an Indiana corporation (the “Company”), and Jerry W. Throgmartin, Gregg William Throgmartin (on his own behalf and as trustee for the Jerry W. Throgmartin Charitable Trust and the Jerry W. Throgmartin Irrevocable Trust for the benefit of Christy and Nicky Throgmartin), Kelli Throgmartin Ball, Sandra M. Throgmartin, Janice K. Malone, Monica L. Adams, William G. Throgmartin and Dennis L. May, each an individual residing in the State of Indiana, (collectively, the “Sellers” and each individually, a “Seller”). Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Investor, Merger Sub, the Company and the Sellers are parties to that certain Agreement and Plan of Merger, dated as of October 19, 2004 (the “Merger Agreement”), providing for the merger of Merger Sub with and into the Company on the terms and subject to the conditions set forth therein; and

WHEREAS, the parties hereto desire to amend the Merger Agreement in accordance with Section 12.10 thereof.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendments to Merger Agreement.

1.1 Merger Consideration.

(a) Section 2.01(a) of the Merger Agreement is hereby amended to read in its entirety as follows: “(a) Two Hundred Ninety Million Dollars ($290,000,000) in cash plus the aggregate principal amount of the Junior Subordinated Notes set forth on Schedule 1.02(a);”.

(b) Section 1.02(a) of the Merger Agreement is hereby amended to read in its entirety as follows:

(a) With respect to each Seller, all of the issued and outstanding shares of Common Stock of the Company held by such Seller other than the Retained Shares (each, individually, a “Merger Share” and, collectively with respect to all Sellers, the “Merger Shares”) shall be converted into a right to receive, upon surrender of the certificates representing such Merger Shares held by such Seller, (i) a Junior Subordinated Note in the original principal amount set forth opposite such Seller’s name on Schedule 1.02(a), and (ii) cash equal to (A) the product of the Per Share Closing Payment multiplied by the number of Merger Shares held by such Seller, less (B) the original principal amount of the Junior Subordinated Note issued to such Seller pursuant to clause (i) of this Section 1.02(a). The Retained Shares shall remain outstanding and shall not convert into a right to receive such payment.

(c) A new definition is hereby inserted into Article XI of the Merger Agreement immediately following the definition of “IRS,” which new definition shall read in its entirety as follows:

“Junior Subordinated Note” shall mean a subordinated promissory note, dated as of the Closing Date and in substantially the form of Exhibit K hereto, issued by the Company to a Seller.

(d) Exhibit A to this Amendment is hereby added to the Merger Agreement as new Schedule 1.02(a) to the Merger Agreement.

(e) Exhibit B to this Amendment is hereby added to the Merger Agreement as new Exhibit K to the Merger Agreement.

(f) Section 3.05(b) of the Merger Agreement is hereby amended to read in its entirety as follows:

(b) The remainder of the Closing Payment shall be delivered to the Sellers’ Representative who shall distribute such amount in the following manner: Each Seller shall receive (i) the Junior Subordinated Note issued to such Seller by the Company in the original principal amount set forth opposite such Seller’s name on Schedule 1.02(a) and (ii) a cash amount equal to the number of Merger Shares owned by such Seller multiplied by the Per Share Closing Payment less such Seller’s pro-rata portion of the Escrow Amount based on his or her Ownership Percentage as set forth on Exhibit A hereto and less the original principal amount of the Junior Subordinated Note delivered to such Seller pursuant to clause (i) of this Section 3.05(b).

(g) A new sentence is added to the end of Section 7.05 of the Merger Agreement, which sentence shall read in its entirety as follows:

This release shall not apply to, or otherwise limit, restrict or affect, the obligations of the Company set forth in the Junior Subordinated Notes.

(h) Section 12.04(a) of the Merger Agreement is hereby amended to read in its entirety as follows:

(a) By the execution and delivery of this Agreement, each Seller hereby irrevocably constitutes and appoints Jerry W. Throgmartin as the initial true and lawful agent and attorney-in-fact (the “Sellers’ Representative”) of the Sellers, and of each Seller, with full authority and power of substitution to act (in the judgment of the Sellers’ Representative) in the name, place and stead of the Sellers with respect to any amendment of, or action, decision, proceeding or performance of any obligation that is required of, or may otherwise be taken or brought by, any Seller pursuant to, or in connection with, this Agreement or the Junior Subordinated Notes, in each case both before and after the consummation of the transactions contemplated hereunder. Each Seller agrees that any action that such Seller may otherwise take with regard to this Agreement or such Junior Subordinated Note shall be taken exclusively by the Sellers’ Representative and such Seller shall not personally take any such action.

1.2 Elimination of EBITDA Adjustment.

(a) Section 2.02 and Exhibit E of the Merger Agreement are hereby deleted in their entirety and replaced with the words “intentionally omitted.”

(b) Section 9.01(h) and Section 9.01(i) of the Merger Agreement are hereby deleted in their entirety.

(c) The defined term “2004 EBITDA” is hereby deleted in its entirety from Article XI of the Merger Agreement.

(d) All references to Section 2.02 or any subsection thereof contained in Section 2.01, Section 10.07 and Section 10.09 of the Merger Agreement are hereby deleted.

1.3 Rollover Investment Amount.

(a) Section 2.01(g) of the Merger Agreement is hereby amended to read in its entirety as follows:

(g) less Twenty-Seven Million, Seven Hundred Eighty-Six Thousand, One Hundred Dollars ($27,786,100) (the “Rollover Investment Amount”).

(b) The definition of “Retained Shares” in Article XI of the Merger Agreement is hereby amended to read in its entirety as follows:

“Retained Shares” shall mean such number of Shares as shall equal the quotient of $27,786,100 divided by the Per Share Closing Payment, with 55% of such Retained Shares being allocated to Jerry W. Throgmartin, 25% of such Retained Shares being allocated to

Gregg William Throgmartin and 20% of such Retained Shares being allocated to Dennis L. May.

1.4 Extension of Termination Date. Clause (i) of Section 9.01(d) of the Merger Agreement is hereby amended to read in its entirety as follows: “(i) February 11, 2005 and.”

1.5 Definition of Current Liabilities. The second sentence of the defined term “Current Liabilities” in Article XI of the Merger Agreement is hereby amended to read in its entirety as follows:

Solely for purposes of determining Net Working Capital, Current Liabilities also shall include the following items regardless of their classification in the internally prepared financial statements and the New 2004 Audited Financial Statements: (i) accrued pension fund (SERP), and (ii) the current and long term servicing costs portion of deferred revenue on Extended Service Plans, calculated as 20% of the total long term and short term deferred revenue on Extended Service Plans.

1.6 Preparation of Working Capital Statements.

(a) Clause (i) of the second sentence of Section 2.03(a) and clause (i) of the second sentence of Section 2.03(b) of the Merger Agreement are each hereby amended to read in its entirety as follows:

(i) except as expressly set forth in the definition of Net Working Capital in Article XI, be prepared in accordance with GAAP and provide for the true up of all reserves, in all cases using the same accounting principles, practices and methodologies, consistently applied, that were used to prepare the New 2004 Audited Financial Statements,

(b) The first sentence of the defined term “Net Working Capital” in Article XI of the Merger Agreement is hereby amended to read in its entirety as follows:

“Net Working Capital” on a given date shall mean the sum of all Current Assets minus the sum of all Current Liabilities, as defined, and reflected on the internally prepared financial statements, each as determined in accordance with GAAP and consistent with the New 2004 Audited Financial Statements, except that the internally prepared financial statements on any given date (i) may exclude normal year-end adjustments including, but not limited to, executive bonuses and the inventory vendor rebate adjustment recorded in accordance with EITF 02-16 “Accounting by a Customer for Certain Consideration Received from a Vendor” and (ii) shall exclude the assets, liabilities and results of operations of all entities other than the Company and HHG Distributing, LLC.

1.7 Expansion of Stock Option Pool. Section 6.21 of the Merger Agreement is hereby amended to read in its entirety as follows:

Section 6.21. Stock Option Plan. Prior to the Closing, Investor and the Company shall cooperate to establish a Stock Option Plan (the “Plan”) under which a number of shares of Common Stock equal to twelve percent (12%) of the number of outstanding shares of Common Stock as of the Closing (the “Initial Share Number”) will be reserved for the following contemplated future grants: (i) options representing six percent (6.0%) of the Initial Share Number will be granted at an exercise price equal to the fair market value of the Company’s Common Stock as of the Closing, (ii) options representing three percent (3.0%) of the Initial Share Number will be granted at an exercise price equal to one hundred fifty percent (150%) of the fair market value of the Company’s Common Stock as of the Closing Date, and (iii) options representing three percent (3.0%) of the Initial Share Number will be granted at an exercise price equal to two hundred percent (200%) of the fair market value of the Company’s Common Stock as of the Closing Date. Three percent (3.0%) of the Initial Share Number will also be reserved for future grants so that the Plan will cover a number of shares of Common Stock equal to fifteen percent (15.0%) of the Initial Share Number. The shares of Common Stock subject to options granted under the Plan will become exercisable in three equal annual installments with the first installment exercisable one year from the date of grant and have a term of seven years from the date of grant. The terms and conditions of the Plan and the options to be granted thereunder will be determined by Investor.

1.8 Asbestos Maintenance Plan. A new Section 6.22 is hereby added to the Merger Agreement, which section shall read in its entirety as follows:

Section 6.22. Asbestos Maintenance Plan. Prior to the Closing, the Company shall create and adopt, at the Sellers’ sole cost and expense, an asbestos maintenance plan, in a form reasonably satisfactory to Investor, for its Brooklyn, Ohio facility.

1.9 Advisory Services Agreement. Clause (i) of Section 2 of the form of Advisory Services Agreement attached to the Merger Agreement as Exhibit J is hereby amended to read in its entirety as follows: “(i) pay to FS a one-time nonrefundable fee of $4,250,000, and”.

1.10 Additional Amendments. The second sentence of Section 12.10 of the Merger Agreement is hereby amended to read in its entirety as follows:

There are no verbal agreements, representations, warranties, undertakings or agreements between the parties, and this Agreement may not be amended or modified in any respect, except by a written instrument signed by Investor, the Merger Sub, the Company and the Sellers’ Representative.

1.11 Restrictions on Certain Board Member Actions.

(a) A new sentence is hereby added to the end of Recital B of the Stockholders Agreement, which sentence shall read in its entirety as follows:

The Existing Stockholders also shall receive the Junior Subordinated Notes (as defined in the Merger Agreement) as consideration in the Merger and Section 7.1(f) below will govern certain actions of the Company and the Investor Parties with respect to such instruments.

(b) A new Section 7.1(f) is hereby added to the form of Stockholders Agreement attached to the Merger Agreement as Exhibit I, which new Section shall read in its entirety as follows:

(f) The Investor Parties will not take any action and will not cause or authorize Investor Nominees who are FS Existing Stockholders or who are employees or members of Freeman Spogli & Co., LLC or Freeman Spogli & Co. V, L.P. and its general partner Freeman Spogli & Co. V, LLC to take any action, that would violate Sections 1.07(d) or (e) of the Junior Subordinated Note. The Investor Parties shall refund to the Company any property received from the Company in violation of Sections 1.07(d) or (e) of the Junior Subordinated Note

(c) A new Section 7.1(g) is hereby added to the form of Stockholders Agreement attached to the Merger Agreement as Exhibit I, which new Section shall read in its entirety as follows:

(g) The Investor Parties will not and will not cause or authorize Investor Nominees who are FS Existing Stockholders or who are employees or members of Freeman Spogli & Co., LLC or Freeman Spogli & Co. V, L.P. and its general partner Freeman Spogli & Co. V, LLC to approve any resolution or issue or approve any order to any officer or employee of the Company that prohibits or restricts the payment of any cash interest payment otherwise payable to a holder of a Junior Subordinated Note in accordance with the terms of the Junior Subordinated Note, unless such Investor Nominees determine in good faith at a duly noticed meeting of the Board of Directors that it is in the best interests of the Company and its stockholders to restrict or prohibit the payment of such cash interest.

1.12 Limitation on Sales in Public Offerings. A new sentence is hereby added to the end of Section 5.1 of the form of Registration Rights Agreement attached to the Merger Agreement as Exhibit H, which new sentence shall read in its entirety as follows:

In addition, no Person may participate in any underwritten registration hereunder unless all Junior Subordinated Notes (as defined in the Merger Agreement) have been repaid in full or will be repaid in full in connection with the public offering effected pursuant to such registration; provided, however, that this sentence shall not apply to any limited partner of FS

Equity Partners V, L.P. that purchases common stock of the Company in connection with the Merger or from the Investor after the consummation of the Merger.

2. FS Commitment Letter. The parties hereto acknowledge and agree that the FS Commitment Letter shall be amended to reduce each of the committed investment in Investor and the committed capital contribution to Merger Sub to $111,213,900.

3. Accommodation of Subsequent Transfers by Investor. The Company and Jerry W. Throgmartin, on his own behalf and on behalf of all necessary Sellers (in his capacity as Sellers’ Representative), shall execute such amendments to the Stockholders Agreement and the Registration Rights Agreement, and take such other actions, in each case as are reasonably necessary to allow any limited partner of FS Equity Partners V, L.P. that purchases common stock of the Company in connection with the Merger or from Investor after the consummation of the Merger to participate on a pro rata basis in rights granted to Investor thereunder, including, but not limited to, registration rights, rights of first refusal and rights with respect to the issuance of additional securities and the transfers of shares, and to be granted any other reasonable and customary rights requested by such limited partner, other than veto rights over major transactions.

4. Miscellaneous.

4.1 Effect of Amendment. Except as otherwise expressly provided herein, the Merger Agreement shall remain unchanged and shall continue in full force and effect. From and after the date hereof, any references to the Merger Agreement shall be deemed to be references to the Merger Agreement as amended by this Amendment.

4.2 Successors and Assigns. The terms and conditions of this Amendment shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

4.3 Governing Law. This Amendment shall be interpreted and enforced in accordance with, and its validity and performance shall be governed by, the laws of the State of Delaware without regard to its laws regarding conflicts of laws.

4.4 Counterpart Execution. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

4.5 Facsimile Signatures. This Amendment may be executed by any party by delivery of a facsimile signature, which signature shall have the same force and effect as an original signature.

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IN WITNESS WHEREOF, the parties have duly executed this First Amendment to Agreement and Plan of Merger as of the date first above written.

“INVESTOR”

GREGG INVESTMENT CORPORATION, LLC

By:	FS Equity Partners V, L.P.
Its:	Managing Member

	By:	FS Capital Partners V, LLC
	Its:	General Partner

		By:	/s/ John M. Roth
			Name:	John M. Roth
			Title:	Managing Member

“MERGER SUB”

GIC CORPORATION

		By:	/s/ John M. Roth
			Name:	John M. Roth
			Title:	Chief Executive Officer

“COMPANY”

GREGG APPLIANCES, INC.

		By:	/s/ Jerry W. Throgmartin
			Name:	Jerry W. Throgmartin
			Title:	Chairman and Chief Executive Officer

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“SELLERS”

By:	/s/ Jerry W. Throgmartin
	Name:	Jerry W. Throgmartin

By:	/s/ Gregg William Throgmartin
	Name:	Gregg William Throgmartin

By:	/s/ Kelli Throgmartin Ball
	Name:	Kelli Throgmartin Ball

By:	/s/ Sandra M. Throgmartin
	Name:	Sandra M. Throgmartin

By:	/s/ Janice K. Malone
	Name:	Janice K. Malone

By:	/s/ Monica L. Adams
	Name:	Monica L. Adams

By:	/s/ William G. Throgmartin
	Name:	William G. Throgmartin

By:	/s/ Dennis L. May
	Name:	Dennis L. May

By:	/s/ Gregg William Throgmartin
	Name:	Gregg William Throgmartin, as trustee of the Jerry W. Throgmartin Charitable Trust

By:	/s/ Gregg William Throgmartin
	Name:	Gregg William Throgmartin, as trustee of the Jerry W. Throgmartin Irrevocable Trust for the benefit of Christy and Nicky Throgmartin

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